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						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13G

			Under the Securities Exchange Act of 1934
					  (Amendment No. )

				  		Embrex, Inc.
					  (Name of Issuer)

						Common Stock
				(Title of Class of Securities)

						  290817105
						(CUSIP Number)

						February 10, 2000
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

					/   /	Rule 13d-1(b)
					/_XX/	Rule 13d-1(c)
					/___/	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)			Page 1 of 8

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CUSIP No. 290817105						Page 2 of 8 Pages

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1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Palo Alto Investors
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/   /
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3	SEC USE ONLY

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4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
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	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES			0
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			987,100
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			0
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					987,100
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9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	987,100
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
	CERTAIN SHARES (See Instructions)

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11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	12.4%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	CO, IA
----------------------------------------------------------------

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CUSIP No. 290817105						Page 3 of 8 Pages

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1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	William Leland Edwards
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2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/   /
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3	SEC USE ONLY

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4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States
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	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES			32,400
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			987,100
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			32,400
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					987,100
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,019,500
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
	CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	12.8%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	IN
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CUSIP No. 290817105						Page 4 of 8 Pages

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1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Micro Cap Partners, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/   /
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3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES			0
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			515,400
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			0
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					515,400
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	515,400
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
	CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	6.5%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	PN
----------------------------------------------------------------

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CUSIP No. 290817105				13G			Page 5 of 8 Pages

ITEM 1.

     (a)  The name of the issuer is Embrex, Inc. (the "Issuer").

     (b)  The principal executive office of the Issuer is located at
		1035 Swabia Court, Durham, NC 27703.


ITEM 2.

     (a)  The names of the persons filing this statement are
		Palo Alto Investors ("PAI"), William Leland Edwards ("Edwards") and Micro Cap Partners, L.P. ("Micro Cap") (collectively, the "Filers").

     (b)  The principal business office of the Filers is located at
		470 University Avenue, Palo Alto, CA  94301.

     (c)  See Item 4 of the cover sheet for each Filer.

     (d)  This statement relates to shares of common stock of the Issuer
		(the "Stock").

     (e)  The CUSIP number of the Stock is 290817105.


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CUSIP No. 290817105				13G			Page 6 of 8 Pages

ITEM 3. If this statement is filed pursuant to rule 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	___	Broker or dealer registered under section 15 of the Act (15
U.S.C. 78o).

	(b)	___	Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
78c).

	(c)	___	Insurance company as defined in section 3(a)(19) of the Act
(15 U.S.C. 78c).

	(d)	___	Investment company registered under section 8 of the
Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	___	An investment adviser in accordance with 240.13d-
1(b)(1)(ii)(E).

	(f)	___	An employee benefit plan or endowment fund in accordance
with 240.13d-1(b)(1)(ii)(F).

	(g)	___	A parent holding company or control person in accordance
with 240.13d-1(b)(1)(ii)(G)

	(h)	___	A savings association as defined in section 3(b) of the
Federal Deposit Insurance Act (12 U.S.C. 1813).

	(i)	___	A church plan that is excluded from the definition of an
investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

	(j)	___	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)


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CUSIP No.290817105					13G			Page 7 of 8 Pages

ITEM 4.  OWNERSHIP

See Items 5-9 and 11 on the cover sheet for each Filer.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /___/.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

PAI is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock. No individual client's holdings of the Stock, other than Micro Cap, are more than five percent of the outstanding Stock.

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CUSIP No.290817105				13G			Page 8 of 8 Pages


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

PAI is a registered investment adviser. Edwards is PAI's controlling shareholder. PAI is the general partner of Micro Cap, which is an investment limited partnership. No single client of PAI, other than Micro Cap, holds more than five percent of the Stock.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

						SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	February 18, 2000

PALO ALTO INVESTORS					MICRO CAP PARTNERS, L.P.

By:	/s/ William L. Edwards			By:   Palo Alto Investors,
	William L. Edwards, President				General Partner

									By:  /s/ William L. Edwards
										William L. Edwards,
/s/ William Leland Edwards					President
William Leland Edwards

CSR/4325/011/1087780